SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                    FIRST AMERICAN INSURANCE PORTFOLIOS, INC.
               (Exact Name of Registrant as Specified in Charter)

                            OAKS, PENNSYLVANIA 19456
               (Address of Principal Executive Offices) (Zip Code)

                                 (610) 676-1924
              (Registrant's Telephone Number, including Area Code)

                                 JAMES R. FOGGO
              C/O SEI INVESTMENTS COMPANY, OAKS, PENNSYLVANIA 19456
                     (Name and Address of Agent for Service)

                                   COPIES TO:

                             Christopher O. Petersen
                         U.S. Bank National Association
                         601 2nd Avenue South, MPFP 2016
                          Minneapolis, Minnesota 55402

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         [X]   YES         [  ]   NO

                                   SIGNATURES

Pursuant to the Requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed in the city of Oaks, Pennsylvania on the 30th day of December, 1999.


                                       First American Insurance Portfolios, Inc.


                                       /s/ James R. Foggo
                                       James R. Foggo, Vice President



Attest: